Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is effective as of the 27th day of June, 2011(the “Effective Date”) and is made by and between PREMIER EXHIBITIONS, INC., a Florida corporation (the “Company”), and Michael Little (the “Executive”). Company and Executive may be referred to individually as a “Party” or collectively as the “Parties”.
WITNESSETH:
WHEREAS, the Executive wishes to accept employment with the Company with the title Senior Vice President and Chief Financial Officer and the Company wishes to employ the Executive in that capacity; and
WHEREAS, the Parties desire to accept the terms of this Agreement in connection with such employment;
AGREEMENT
NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, the delivery and sufficiency of which is acknowledged, and intending to be legally bound, the Company and the Executive, having first incorporated the above recitals, agree as follows:
1. Employment.
(a) Offer/Acceptance/Effective Date. The Company hereby offers employment to the Executive, and the Executive hereby accepts employment with the Company, subject to the terms and conditions set forth in this Agreement. The Effective Date of this employment and this Agreement shall be June 27, 2011 (the “Effective Date”).
(b) Term. The Company’s employment of the Executive is not for a fixed term.
2. Duties.
(a) General Duties. The Executive shall serve as the Company’s Chief Financial Officer. The Executive shall perform duties that are customary for a Chief Financial Officer in the Company’s industry and shall perform any additional duties that are reasonably assigned to him by the Company’s Board of Directors, Chief Executive Officer or Chief Operating Officer from time to time. Without limiting the generality of the foregoing, the Executive shall be responsible for managing and overseeing the Company’s financial affairs.
(b) Best Efforts. The Executive shall: (a) conduct himself at all times with integrity and in an ethical manner; (b) devote substantially all of his professional effort, working time, energy, and skill (vacations and absences due to illness excepted) to the duties of his employment; (c) perform his duties faithfully, loyally, and industriously, and in a manner that accords with the fiduciary relationship that a senior executive officer owes to his employer, and (d) follow and implement diligently all lawful management policies and decisions of the Company.

(c) Location of Employment. The Executive shall work at the Company’s headquarters located at 3340 Peachtree Road, NE, Suite 900, Atlanta, GA 30326, or wherever the Company’s headquarters shall move from time to time.
3. Compensation and Expenses.
(a) Base Salary. For the services of the Executive to be rendered by him under this Agreement, the Company will pay the Executive an annual base salary of two hundred and fity thousand dollars ($250,000) (the “Base Salary”). The Company shall pay the Executive his Base Salary in equal installments no less than semi-monthly.
(b) Performance Bonus. The Executive shall be eligible for annual performance awards consistent with incentive compensation programs established by the Board for senior executives with a target bonus at 50% of the Base Salary. Such awards may take the form of cash bonuses, stock option grants or grants of restricted stock at the discretion of the Board. Other than as specifically set forth herein, nothing in this Agreement shall be interpreted to convey that a performance bonus or other award of cash, option or stock is guaranteed to the Executive under the terms of this Agreement; all such awards shall be made in the sole discretion of the Board.
(c) Expenses. In addition to any compensation received pursuant to this Section 3, the Company shall reimburse the Executive for all reasonable, ordinary and necessary travel, entertainment and approved office expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly accounts for such expenses to the Company in accordance with the Company’s policies and practices.
(d) Stock Option Grant. As of the Effective Date, the Company hereby grants the Executive the option to purchase three hundred thousand (300,000) shares of the common stock of the Company (the “Stock Options”). The Stock Options shall have an exercise price equal to the closing price of the Company’s common stock on the Effective Date, and shall vest, subject to the Executive’s continued employment in good-standing with the Company through the applicable vesting date, as follows: one-third on the first year anniversary date of the Effective Date; with the remaining two-thirds vesting in twenty-four (24) equal parts each month thereafter. The Stock Options shall expire the earlier of (i) five years from the date of grant or (ii) one year from the date the Executive voluntarily terminates his employment with the Company other than for Good Reason, as defined below. The Stock Options shall be represented by a grant letter, the terms of which shall be consistent with this subsection, and shall contain such other terms as are consistent with the Company’s award of stock options to other senior executives of the Company.
4. Benefits.
(a) Paid Time Off. For each calendar year during the Executive’s employment, the Executive shall be entitled to twenty days of paid time off without loss of compensation or other benefits to which he is entitled under this Agreement. Paid time off shall accrue in accordance with Company’s general policies related to paid time off. The Executive shall take his paid time off at such times as the Executive may select and as the affairs of the Company may permit. Unused paid time off will not carryover from calendar year to calendar year. Accrued but unused paid time off will be paid upon termination of employment.

(b) Employee Benefit Programs. In addition to the compensation to which the Executive is eligible pursuant to the provisions of Section 3 above, the Executive will be entitled to participate in any stock purchase plan, pension or retirement plan, and insurance or other employee benefit plan that is currently maintained by the Company or is maintained by the Company during the course of Executive’s employment for its senior executive employees, including programs of life, disability, basic medical and dental, and supplemental medical and dental insurance. Executive’s coverage under all such medical and dental insurance shall be in effect as of the Effective Date. Any such participation is subject in all respect to the terms and conditions of such plans and programs.
(c) Relocation Benefits. In addition to the compensation to which the Executive is eligible pursuant to the provisions of Section 3 above, the Executive shall receive relocation benefits (in the aggregate, the “Relocation Benefits”) including:
i) temporary housing for Executive and Executive’s spouse for a period of up to ninety (90) days; an extension for up to an additional ninety (90) days will be reviewed after three months and may be granted at the Company’s sole discretion.
ii) relocation and storage of household goods, for a period of up to six (6) months.
iii) two (2) house hunting trips for Executive and Executive’s spouse, to a maximum of four (4) days each, to be reimbursed on an actual and reasonable basis.
Relocation Benefits will be paid upon the Company’s receipt of evidence of the expense incurred, and the amount reimbursed by the Company for Relocation Benefits will not exceed $70,000. This amount will be grossed up for taxes and with holdings at the appropriate bonus withholding rate, provided such expense reimbursements are taxable to the Executive. Travel of Executive during Executive’s commuting portion of the transition to Atlanta will be provided by the company using the most cost effective means possible, and shall not be included in the definition of Relocation Benefits.
5. Term and Termination.
(a) Employment of Executive. The Company’s employment of the Executive is not for a fixed term. Either Party has the right to terminate this Agreement at any time and for any or no reason.

(b) Termination for Cause. If the Company terminates the Executive’s employment for “Cause,” no Severance Payment under this Agreement will be payable. The Executive’s termination will be deemed termination for “Cause” upon the occurrence of any of the following events: (i) termination of Executive’s employment due to Executive’s failure to substantially perform duties reasonable and customary for a CFO in the Exhibition Business and/or failure to comply with the covenants and other provisions contained in this Agreement which are not remedied in a reasonable period of time after receipt of written notice from the Company setting forth the nature of such failure; or (ii) fraud, misappropriation, embezzlement or similar acts of dishonesty; Conviction of a felony or misdemeanor involving moral turpitude; or Intentional and willful misconduct that may subject the Employer to criminal and or civil liability.
(c) Company may terminate this Agreement without cause due to Executive’s continued failure to perform his employment duties due to physical or mental incapacity. For purposes of this Section 1(b), “incapacity” shall mean that for a period of six months in any 12-month period, the Executive is incapable of substantially performing Executive’s employment duties because of physical, mental or emotional incapacity resulting from injury, sickness or disease as determined by an independent physician mutually acceptable to the Company and the Executive. Upon the termination of this Agreement due to the incapacity of the Executive, the Company will pay the Executive or his legal representative, as the case may be, the Severance Payment at such time (or, if any Company disability policy is in effect at the time of termination, until the date upon which such disability policy begins payment of benefits, at which time the Severance Payment will be reduced by the amount of payment under such disability policy).
(d) Termination without Cause or by the Executive for Good Reason. If the Company terminates the Executive’s employment for any reason other than “for Cause,” the Severance Payment under this Agreement (as defined below in this clause (c)) will be payable to the Executive. If, after 30 days prior written notice to the Company, the Executive terminates his employment with the Company for “Good Reason” (as defined below in clause (d) and subject to the Company’s right to cure as also provided in such clause (d)), Severance Payment under this Agreement will be payable to the Executive. In either such event, the following terms and conditions shall apply. Executive shall receive, in each case paid in accordance with the Company’s standard payroll practices and referred to herein as the “Severance Payment” (a) twelve (12) months of his Base Salary in effect at such time. Such Severance Payment shall be the sole and exclusive contractual remedy (specifically including all claims to unearned compensation (of whatever sort) arising from Section 3 of this Agreement) available to the Executive related to the termination. However nothing in this provision shall be construed as a knowing and voluntary waiver of any claims that have not accrued as of the Effective Date.
(e) “Good Reason” means and shall be deemed to exist if, without the Executive’s prior consent, (a) there is a reduction by the Company of the Executive’s base salary; (b) the Company without just Cause fails to pay the Executive’s accrued compensation or to provide for the Executive’s accrued benefits when due consistent with Company policy; (c) material breach of this Agreement by Company; or (d) imposing conditions of employment inconsistent with those that are reasonable and customary for a CFO in the Exhibition Business. The Executive is required to provide notice of the Good Reason within 90 days of its occurrence. In the event the Executive intends to terminate his employment with the Company for Good Reason, his prior written notice shall specify the particular act or acts, or failure to act, which is or are the basis for the Executive’s decision to so terminate his employment for Good Reason. The Company shall be given 30 days after such notice to correct such act or failure to act. Upon failure of the Company, within such 30 day period, to correct such act or failure to act, if the Executive terminates his employment with the Company, a Severance Payment will be payable under this Agreement.

(f) If the Executive terminates his employment with the Company for any reason other than Good Reason, the Executive shall not be entitled to any Severance Payment under this Agreement. If Executive gives notice of any such voluntary termination on or before June 27, 2013, other than a termination for Good Reason, then the Executive shall repay to the Company (and the Company shall be entitled to recoup) a pro rata portion of the total amount paid by the Company to the Executive for or related to his relocation expenses (the “Relocation Expenses”). This repayment to the Company shall be an amount equal to the product of (a) the Relocation Expenses multiplied by (b) a fraction, the numerator of which is the number of days left on the calendar between the date of such notice of voluntary termination and June 27, 2013, and the denominator of which is 730. Executive expressly authorizes Company to withhold any outstanding amounts otherwise payable to Executive at that time to enable the Company to recoup such Relocation Expenses.
(g) Change in control. In the event of a Change in Control, Executive will be entitled to receive the Severance Payment if such payment is due pursuant to Section 5(b) or 5(c) herein. Whether or not a Severance Payment is payable, in the event of a Change in Control, the Executive shall not be required to repay the Relocation Benefits as provided in Section 5(e) herein. “Change in Control” means the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), other than Sellers Capital, LLC or an affiliated entity of Sellers Capital, LLC, of substantially all of the assets or beneficial ownership of 50% or more of the then outstanding shares of common stock of the Company.
6. Restrictive Covenants.
(a) Acknowledgments. The Executive and the Company agree that the Executive is being employed in an important fiduciary capacity with the Company and that the Company is engaged in a highly competitive business. The Executive and the Company further agree that it is appropriate to place reasonable limits as set forth herein on his ability to compete with the Company to protect and preserve the legitimate business interests and goodwill of the Company.
(b) General Restrictions.
(i) For purposes of this Agreement, “Restricted Period” shall mean the period beginning on the commencement of the Executive’s employment with the Company and ending twelve (12) months after the termination thereof, regardless of the reason for the termination. A business shall be considered “Competitive with the Company” if it is engaged in the Exhibition Business (regardless of the venue of the exhibition) or is engaged in a line of business in which the Company becomes engaged during the tenure of Executive’s employment with the Company.

(ii) During the Restricted Period, the Executive will not engage or participate in or finance (or take active steps to prepare to engage or participate in or finance, or to accept an offer of employment or a contractual relationship to engage or participate in or finance), directly or indirectly, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in, any business that is Competitive with the Company. For avoidance of doubt, the Executive will not be prohibited during the last twelve months of the Restricted Period from acting as a consultant for other companies, provided that Executive will not be permitted to provide consulting services to companies that are Competitive with the Company. After the end of the Executive’s employment with the Company, the covenant in this Section shall restrict the Executive’s conduct only within a fifty (50) mile radius of Atlanta, Georgia (the “Restricted Territory”). Notwithstanding the foregoing, the ownership of not more than five percent (5%) of the outstanding securities of any company listed on any public exchange or regularly traded in the over-the-counter market, assuming the Executive’s involvement with any such company is solely that of a security holder, shall not constitute a violation of this Section.
(c) Non-Solicitation Covenants.
(i) During the Restricted Period, the Executive will not directly or indirectly, for himself or on behalf of another, solicit, or attempt to solicit, any officer, member, manager, contractor, consultant, executive or employee of the Company to leave, terminate or minimize his engagement or relationship with the Company or to accept employment or an engagement or relationship elsewhere if so accepting would involve leaving, terminating or minimizing his or her employment, engagement or contractual relationship with the Company.
(ii) During the Restricted Period, the Executive will not directly or indirectly, for himself or on behalf of another, solicit, or attempt to solicit, any of the Company’s customers or clients, or any of the Company’s prospective customers or clients that the Executive knew were being targeted by the Company during the Executive’s employment. Notwithstanding the foregoing, after the end of the Executive’s employment with the Company the restriction in this Section shall apply only to customers or suppliers or prospects with whom the Executive had material contact during his employment with the Company and nothing in the subparagraph (ii) shall be deemed to prohibit the Executive from calling upon or soliciting a customer or supplier if such action relates solely to a business which is not Competitive with the Company. For purposes of the Section, “material contact” with a customer, supplier or prospect includes (A) direct personal contact with such parties, (B) direct supervision of other employees or personnel of the Company who have direct personal contact with such parties, or (C) substantial knowledge of non-public information about the Company’s business relationship with or business strategies with respect to such parties.
(d) Notice to Future Employers. If the Executive leaves the employ of the Company for any reason, (i) the Executive shall, during the Restricted Period, inform any subsequent employers or business partners of the existence and provisions of Sections 2(b) and/or (c) of this Agreement and, if requested, provide a copy of such sections to such employer or business partner, and (ii) the Company may, during the Restricted Period, notify any future employer or business partner of the Executive of the existence and provisions of such sections of this Agreement.
(e) THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSES AT THE TIME OF COMMENCEMENT OF HIS EMPLOYMENT ARE SUFFICIENT TO PERMIT HIM, IN THE EVENT OF TERMINATION OF HIS EMPLOYMENT WITH THE COMPANY, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF THIS AGREEMENT, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR.

(f) Disclosure of Confidential Information. The Executive acknowledges that during his employment with the Company he will gain and have access to confidential information regarding the Company and its subsidiaries and affiliates. The Executive acknowledges that such confidential information as acquired and used by the Company or any of its subsidiaries or affiliates constitutes a special, valuable and unique asset in which the Company or any of its subsidiaries or affiliates, as the case may be, holds a legitimate business interest. All records, files, materials, methods of operation, trade secrets, customer information, personnel information and other confidential information (the “Confidential Information”) obtained by the Executive in the course of his employment with the Company shall be deemed confidential and proprietary and shall remain the exclusive property of the Company or any of its subsidiaries or affiliates, as the case may be. The Executive will not, except in connection with and as required by his performance of his duties for the Company (or as required by law or by legal process such as subpoena, etc.), for any reason use for his own benefit or the benefit of any person or entity with which he may be associated, disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior consent of the Board of Directors of the Company, unless such information previously shall have become public knowledge through no action by or omission of the Executive. All tangible Confidential Information must be returned to the Company upon the termination of this Agreement. Confidential Information shall not be deemed to include any contract, draft or other template legal form in the Executive’s possession prior to having been employed by the Company. Except as to trade secrets, this restrictive covenant will survive for two (2) years following the termination of the Executive’s employment with the Company. This restrictive covenant has no time limit as it relates to trade secrets.
(g) Enforcement of Restrictions. The parties hereby agree that any violation by the Executive of the covenants contained in the Section will likely cause irreparable damage to the Company or its subsidiaries and affiliates and may, as a matter of course, be restrained by process issued out of a court of competent jurisdiction, in addition to any other remedies provided by law.
(h) Special Severability. The terms and provisions of the Section are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on the Executive’s future employment imposed by this Section 2 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 2 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.
7. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the assets and business of the Company.

8. Notice. Notices given pursuant to the provisions of the Agreement shall be sent by certified mail, postage prepaid, or by overnight courier, or telecopier to the following addresses:

To the Company:	Chairman or Chief Executive Officer
3340 Peachtree Road NE
Suite 900
Atlanta, GA 30326

To the Executive:	Michael Little
18359 Kingsmill Street
Leesburg, VA 20176
Either party may, from time to time, designate any other address to which any such notice to it or him shall be sent. Any such notice shall be deemed to have been delivered upon the earlier of actual receipt or four days after deposit in the mail, if by certified mail.
9. Severability. If any provision of this Agreement is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding.
10. Nature of Employment. Company and Executive expressly agree that the Company may terminate the Executive’s employment at any time for any reason or for no reason, provided it is not terminated in violation of state or federal law, and that nothing in this Agreement should be construed to set a minimum term for Executive’s employment by the Company.
11. Miscellaneous.
(a) Governing Law, Venue. The provisions of this Agreement will be governed by and construed in accordance with the laws of the State of Georgia without giving effect to the principles of conflict of laws of such State. The Executive agrees that the state and federal courts located in the State of Georgia shall have jurisdiction in any action, suit, or proceeding against the Executive based on or arising out of this Agreement and the Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against the Executive; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue, or service of process.
(b) Waiver/Amendment. The waiver by any party to this Agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach by any party. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

(c) Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes any prior agreements or understandings.
(d) Facsimiles/PDF’s/Counterparts. This Agreement may be executed in counterparts, all of which shall constitute one and the same instrument. Facsimile copies and electronic Portable Document Format files of executed signature pages transmitted by electronic mail will be deemed original for all purposes.
(e) Section 409A of the Code. This Agreement and the benefits provided hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury regulations and other applicable guidance issued by the Treasury Department or Internal Revenue Service thereunder (collectively, “Section 409A”), and shall be interpreted and administered consistent with such intent. To the extent required for compliance with the requirements of Section 409A, references in this Agreement to a termination of employment shall mean a “separation of service” with the meaning of Section 409A. Notwithstanding the terms of Section 1 of this Agreement, to the extent the Executive is a “specified employee” (as defined by Section 409A) at the time of termination of employment and a payment or provision of a benefit is required to be delayed by six months pursuant to Section 409A, distribution shall be made no earlier than the six-month anniversary of termination of employment.
(f) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes to the extent the same are required to be withheld pursuant to any applicable law or regulation.
(g) Insurance. The Company shall cause Executive to be covered under the Company’s directors and officers liability insurance policy upon a basis consistent with the Company’s similarly situated executive officers, subject to and on a basis consistent with the terms and conditions of such directors and officers liability insurance policy.
(h) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(i) No Insider Trading. The Executive acknowledges that she may come into possession of material non-public information about the Company. Accordingly, he will not trade (or cause or encourage in any fashion any third party to trade) in any securities of the Company while in possession of any such non-public information regarding the Company and shall further abide by all black-out periods, window periods, and other sales restrictions that the Company may reasonably impose.
(j) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive’s employment with the Company for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Agreement as of the date noted below.

COMPANY:

PREMIER EXHIBITIONS, INC.

By:	/s/ Christopher Davino

Its:	President

Date:	June 20, 2011

EXECUTIVE:

/s/ Michael Little

Michael Little

Date:	June 20, 2011